Exhibit 12.1

July 10, 2024

Lion Power Systems (NV), Inc.

3321 East Princess Anne Road, Suite 1B

Norfolk, VA 23502

Re:	Lion Power Systems (NV), Inc. - Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Lion Power Systems (NV), Inc., a Nevada corporation (the “Company”), in connection with the Company’s offer and sale (the “Offering”) of up to 2,000,000 shares of its common stock, par value $0.0001 per share (such shares, “Common Stock”), that are the subject of the Company’s offering statement on Form 1-A (as amended, the “Offering Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). This legal opinion also covers 600,000 shares of Common Stock, representing bonus shares (“Bonus Shares,” and, together with the Common Stock offered in the Offering, “Shares”), which will be given to investors in the Offering for no additional consideration, in each case depending on and determined on the basis of a given investor’s investment level.

In connection with the opinion expressed herein, we have examined the originals, or certified, conformed or reproduction copies, of all such agreements, instruments, documents and records as we have deemed relevant or necessary for purposes of such opinion, including, without limitation: (i) the Offering Statement; (ii) the certificate of incorporation and bylaws of the Company, each as amended to date; (iii) the form of subscription agreement included as an exhibit to the Offering Statement and relating to the Shares (the “Subscription Agreement”); (iv) resolutions adopted by the board of directors of the Company (either at meetings or by unanimous written consent) approving the Company’s filing of the Offering Statement, and the Company’s offer, sale and issuance of the Shares and giving away of Bonus Shares to certain investors based on their investment level (v) documentation evidencing approval of certain actions by the Company’s stockholders. In all such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity (with the originals) of all documents submitted to us as copies, the genuineness of all signatures on the originals, and the legal competence of all signatories to the originals. As to various questions of fact relevant to our opinion, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when issued, delivered and paid for in the manner described in the Offering Statement and the Subscription Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Nevada Revised Statutes, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that any such other laws may have on the opinion expressed herein.

This opinion letter has been prepared, and is to be understood, in accordance with the customary practice of lawyers who regularly give and regularly advise recipients regarding opinion letters of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of Regulation A, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinion expressed herein speaks only as of the date hereof, and we specifically disclaim any responsibility to update it or supplement it to reflect any changes in law or of fact after the date hereof or to advise you of subsequent developments that may affect it.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and each amendment thereto that relates to the Offering and to the reference to our firm under the caption “Legal Matters” in the offering circular constituting a part of the Offering Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

If you have any questions about this opinion letter, please do not hesitate to contact us.

Sincerely yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036
T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW